Exhibit 99.1
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                                A BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
BBJ                                            COMPANY
Environmental
Solutions, Inc.
                        BBJ Environmental Solutions, Inc.   Contact:
                        6802 Citicorp Blvd., Suite 500
                        Tampa, Florida 33619                Robert G. Baker
                                                        Chairman of the Board
                        ph:  800-889-2251
                        fax: 813-623-4032               Stock Symbol:  "BBJE"


                               Press Release

   EPA Registers for BBJ Environmental Technologies the First Antimicrobial
                Product for Air Ducts and Sets New Labeling Standard

January 6, 2003, Tampa, FL - BBJ Environmental Technologies, Inc.
(OTCBB: BBJE.OB - news) (www.bbjenviro.com) announced today that the United States Environmental Protection Agency ("EPA") has granted a registration for BBJ MICROBIOCIDE FOR AIR DUCTS, its new antimicrobial product for use in air duct systems.

This product represents a technological breakthrough that utilizes the patented micro encapsulation process pioneered by BBJ. This technology, which is used in several BBJ products, effectively uses antimicrobial agents to prevent biological contamination (mold, mildew and bacteria) at the source and continue working over extended periods of time.

This registration is the result of almost 10 years of study, research, and working with the EPA to develop testing protocols that address a critical need: managing the biological contamination in HVAC/R duct systems. The industry will now have a product that is easy to apply, economical, long lasting, and above all, non-intrusive or a concern to building occupants.

"We believe that this technology will revolutionize the Duct Cleaning Industry by providing the HVAC/R industry with an effective product that serves the needs of both technicians and building occupants. We also believe that this first of its kind registration is extremely important, not only to BBJ and the growth of the company but more importantly, to the health and comfort of people who work and live in modern buildings with highly controlled environments," said Bob Baker, Chairman of the Board of BBJ Environmental Technologies, Inc.


For Immediate Release     01/06/03
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To obtain this groundbreaking registration BBJ, among other things, submitted data on the effect of long-term exposure, indoor product concentrations following use, and the most comprehensive set of instructions ever for such a product. In March 2002 EPA sent a letter to the Heating Ventilating Air-Conditioning and Refrigeration (HVAC/R) industry expressing concern about products then on the market for use in HVAC/R systems and especially air duct uses. The EPA letter pointed out that existing products had not been reviewed for safety and efficacy when used in air ducts and more information was needed for a proper review. The EPA letter also stated that label directions must be clearer and more detailed.

"BBJ's, first of its kind, approved label is so detailed that it is actually a mini air duct maintenance manual. We are committed to prevention of mold and other growth in indoor environments through both improved maintenance products and the best possible training for technicians and other users. The registration of our new product was a very expensive effort and a huge undertaking for the company but we believe that the industry has desperately been waiting for a product such as this for a long time. Given the tremendous impact on sales we expect as a result of this registration, BBJ is looking into strategic alternatives to handle its expected growth," said Baker.

More about BBJ

BBJ Environmental Solutions, Inc. develops, manufactures and markets products that eliminate air contamination in heating, ventilating, air-conditioning and refrigeration systems anywhere they are used (health care facilities, office buildings, residences, schools,
governmental facilities, transportation, food plants, etc.).   BBJ
products are distributed and primarily sold through HVAC wholesalers and contractors and strategic partners across the U.S. All BBJ products are environmentally responsible and easy to use and are registered with the Environmental Protection Agency, NSF International and/or the United States Patent Office. To learn more on how you can improve the healthfulness of your environment, safeguard yourself and your family from the hazards of indoor air pollution and enjoy the benefits from reduced energy bills, please find additional information at http://www.bbjenviro.com.
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More about Mr. Baker

Mr. Baker's field of expertise is the control of contamination in air-conditioning and ventilating systems by mold, mildew and bacteria. He writes and speaks frequently about the efficacy, legal risks, and regulatory issues involved in various control strategies. He serves on ASHRAE Technical Committee TC 2.3, TC 2.4, TC 9.8, and Sampling of Airborne Particulate Concentration in Commercial and Residential Buildings GPC 17P. He also serves as a member of ASTM D22.06 (Indoor Air Quality) and is on the Board of Directors of the Indoor Air Quality Association and the Florida Public Health Foundation. Because HVAC applications encompass new uses from an U.S. EPA regulatory standpoint, Mr. Baker works closely with the EPA and industry groups, including serving as the chair of the IAQ committee of the Consumer Specialty Products Association, to help formulate policy in this area.



The statements contained in this press release that are not historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are typically identifies by words or phrases such as "believes," "expects," "anticipates," "plans," "estimates," "approximately," "intend," and other similar words and phrases, or future or conditional verbs such as" will," "should," "could," and
"may." Such forward-looking statements reflect the Company's current views with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results to differ materially. These risks and uncertainties include, among other things, the Company's ability to market its products; the Company's ability to obtain additional funding; and the Company's ability to obtain regulatory approvals as to new products. Although we believe that our expectations are based on reasonable assumptions, these forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and a number of other important factors, many of which are outside of the control of BBJ, which could cause actual results to differ materially from those in the forward-looking statements. Certain of the risks associated with BBJ are set forth in the reports that BBJ has filed with the Securities an Exchange Commission, including the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, the Company's Form 10-QSB for the quarter ended
September 30, 2002, and its reports on Form 8-K.   Any forward-looking
statement speaks only to the date on which the statement is made and BBJ disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.


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